Exhibit 99.1

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of CalAtlantic Group, Inc.:

We have audited the accompanying consolidated balance sheets of CalAtlantic Group, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CalAtlantic Group, Inc. and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CalAtlantic Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 27, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Irvine, California

February 27, 2017

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands, except per share amounts)
Homebuilding:
Home sale revenues	$6,354,869	$3,449,047	$2,366,754
Land sale revenues	33,171	47,364	44,424

Total revenues	6,388,040	3,496,411	2,411,178

Cost of home sales	(4,967,278)	(2,676,666)	(1,748,954)
Cost of land sales	(30,132)	(43,274)	(43,841)

Total cost of sales	(4,997,410)	(2,719,940)	(1,792,795)

Gross margin	1,390,630	776,471	618,383

Selling, general and administrative expenses	(664,459)	(390,710)	(275,861)
Income (loss) from unconsolidated joint ventures	4,057	1,966	(668)
Other income (expense)	(16,726)	(62,177)	(1,733)

Homebuilding pretax income	713,502	325,550	340,121

Financial Services:
Revenues	88,695	43,702	25,320
Expenses	(49,081)	(26,763)	(15,477)

Financial services pretax income	39,614	16,939	9,843

Income before taxes	753,116	342,489	349,964
Provision for income taxes	(268,386)	(128,980)	(134,099)

Net income	484,730	213,509	215,865
Less: Net income allocated to preferred shareholder	—	(32,997)	(51,650)
Less: Net income allocated to unvested restricted stock	(1,168)	(369)	(297)

Net income available to common stockholders	$483,562	$180,143	$163,918

Income per common share:
Basic	$4.09	$2.51	$2.94
Diluted	$3.60	$2.26	$2.68
Weighted average common shares outstanding:
Basic	118,212,740	71,713,747	55,737,548
Diluted	135,984,985	81,512,953	63,257,082
Weighted average additional common shares outstanding if preferred shares converted to common shares	—	13,135,814	17,562,557
Total weighted average diluted common shares outstanding if preferred shares converted to common shares	135,984,985	94,648,767	80,819,639

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Net income	$484,730	$213,509	$215,865
Other comprehensive income, net of tax:
Unrealized gain (loss) on marketable securities, available for sale	(177)	5	—

Total comprehensive income	$484,553	$213,514	$215,865

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$191,086	$151,076
Restricted cash	28,321	35,990
Inventories:
Owned	6,438,792	6,069,959
Not owned	66,267	83,246
Investments in unconsolidated joint ventures	127,127	132,763
Deferred income taxes, net of valuation allowance of $2,456 and $1,156 at December 31, 2016 and 2015, respectively	330,378	396,194
Goodwill	970,185	933,360
Other assets	204,489	202,665

Total Homebuilding Assets	8,356,645	8,005,253

Financial Services:
Cash and equivalents	17,041	35,518
Restricted cash	21,710	22,914
Mortgage loans held for sale, net	262,058	325,770
Mortgage loans held for investment, net	24,924	22,704
Other assets	26,666	17,243

Total Financial Services Assets	352,399	424,149

Total Assets	$8,709,044	$8,429,402

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$211,780	$191,681
Accrued liabilities	599,905	562,690
Secured project debt and other notes payable	27,579	25,683
Senior notes payable	3,392,208	3,462,016

Total Homebuilding Liabilities	4,231,472	4,242,070

Financial Services:
Accounts payable and other liabilities	22,559	22,474
Mortgage credit facilities	247,427	303,422

Total Financial Services Liabilities	269,986	325,896

Total Liabilities	4,501,458	4,567,966

Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 114,429,297 and 121,286,153 shares issued and outstanding at December 31, 2016 and 2015, respectively	1,144	1,213
Additional paid-in capital	3,204,835	3,324,328
Accumulated earnings	1,001,779	535,890
Accumulated other comprehensive income (loss), net of tax	(172)	5

Total Equity	4,207,586	3,861,436

Total Liabilities and Equity	$8,709,044	$8,429,402

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2013, 2014 and 2015	Number of Preferred Shares	Preferred Stock	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(Dollars in thousands)
Balance, December 31, 2013	53,565	$1	55,523,636	$555	$1,357,037	$111,367	$—	$1,468,960
Net income	—	—	—	—	—	215,865	—	215,865
Stock issuances under employee plans, including income tax benefits	—	—	512,602	5	20,170	—	—	20,175
Repurchase and retirement of common stock, net of expenses	—	—	(1,008,000)	(10)	(36,771)	—	—	(36,781)
Amortization of stock-based compensation	—	—	—	—	8,469	—	—	8,469

Balance, December 31, 2014	53,565	1	55,028,238	550	1,348,905	327,232	—	1,676,688
Net income	—	—	—	—	—	213,509	—	213,509
Other comprehensive income, net of tax	—	—	—	—	—	—	5	5
Stock issuances under employee plans, including income tax benefits	—	—	1,350,984	13	10,237	—	—	10,250
Common stock dividends ($0.04 per share)	—	—	—	—	—	(4,851)	—	(4,851)
Repurchase and retirement of common stock, net of expenses	—	—	(645,338)	(6)	(22,067)	—	—	(22,073)
Stock issuance in connection with merger, net of preferred stock conversion	(53,565)	(1)	65,552,269	656	1,971,629	—	—	1,972,284
Amortization of stock-based compensation	—	—	—	—	15,624	—	—	15,624

Balance, December 31, 2015	—	—	121,286,153	1,213	3,324,328	535,890	5	3,861,436
Net income	—	—	—	—	—	484,730	—	484,730
Other comprehensive loss, net of tax	—	—	—	—	—	—	(177)	(177)
Stock issuances under employee plans, including income tax benefits	—	—	396,489	4	1,326	—	—	1,330
Common stock dividends ($0.16 per share)	—	—	—	—	—	(18,841)	—	(18,841)
Repurchase and retirement of common stock, net of expenses	—	—	(7,253,345)	(73)	(232,447)	—	—	(232,520)
1.625% convertible note conversion feature purchase accounting adjustment	—	—	—	—	93,834	—	—	93,834
Amortization of stock-based compensation	—	—	—	—	17,794	—	—	17,794

Balance, December 31, 2016	—	$—	114,429,297	$1,144	$3,204,835	$1,001,779	$(172)	$4,207,586

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net income	$484,730	$213,509	$215,865
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from unconsolidated joint ventures	(4,057)	(1,966)	668
Depreciation and amortization	61,704	41,151	27,347
Amortization of stock-based compensation	17,794	15,624	8,469
Excess tax (benefit) provision from share-based payment arrangements	460	(9,250)	(13,404)
Deferred income tax provision	(5,097)	38,636	98,998
Other operating activities	418	2,869	1,886
Changes in cash and equivalents due to:
Mortgage loans held for sale	63,649	(42,871)	(52,838)
Inventories - owned	(306,896)	(497,836)	(664,427)
Inventories - not owned	(37,728)	34,770	(33,027)
Other assets	5,697	(2,998)	4,529
Accounts payable	20,099	(89,461)	9,314
Accrued liabilities	21,541	26,462	34,223

Net cash provided by (used in) operating activities	322,314	(271,361)	(362,397)

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	(29,118)	(91,453)	(10,506)
Distributions of capital from unconsolidated homebuilding joint ventures	39,735	19,582	18,010
Cash acquired in connection with merger	—	268,517	—
Net cash paid for acquisitions	—	—	(33,770)
Other investing activities	(7,688)	(11,972)	(4,754)

Net cash provided by (used in) investing activities	2,929	184,674	(31,020)

Cash Flows From Financing Activities:
Change in restricted cash	8,873	652	(16,762)
Borrowing from revolving credit facility	1,433,200	852,700	—
Principal payments on revolving credit facility	(1,433,200)	(852,700)	—
Principal payments on secured project debt and other notes payable	(23,228)	(2,532)	(1,458)
Principal payments on senior notes payable	(280,000)	(29,789)	(4,971)
Proceeds from the issuance of senior notes payable	300,000	—	300,000
Payment of debt issuance costs	(2,669)	(1,016)	(6,230)
Net proceeds from (payments on) mortgage credit facilities	(55,995)	110,469	(11,454)
Repurchases of common stock	(232,520)	(22,073)	(36,781)
Common stock dividend payments	(18,841)	(4,851)	—
Issuance of common stock under employee stock plans, net of withholdings	1,330	1,000	6,771
Excess tax benefit (provision) from share-based payment arrangements	(460)	9,250	13,404
Other financing activities	(200)	(222)	—

Net cash provided by (used in) by financing activities	(303,710)	60,888	242,519

Net increase (decrease) in cash and equivalents	21,533	(25,799)	(150,898)
Cash and equivalents at beginning of year	186,594	212,393	363,291

Cash and equivalents at end of year	$208,127	$186,594	$212,393

Cash and equivalents at end of year	$208,127	$186,594	$212,393
Homebuilding restricted cash at end of year	28,321	35,990	38,222
Financial services restricted cash at end of year	21,710	22,914	1,295

Cash and equivalents and restricted cash at end of year	$258,158	$245,498	$251,910

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Company Organization and Operations

Effective October 1, 2015, pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 14, 2015, between Standard Pacific Corp. (“Standard Pacific”) and The Ryland Group, Inc. (“Ryland”), Ryland merged with and into Standard Pacific, with Standard Pacific continuing as the surviving corporation and changing its name to “CalAtlantic Group, Inc.” (“the Company”).

We are a geographically diversified builder of single-family attached and detached homes. We also provide mortgage, title and escrow services, and are focused on providing an exceptional end-to-end homebuying experience for our customers. Unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to CalAtlantic Group, Inc. and its subsidiaries.

The percentages of our homes delivered by reportable segment for the years ended December 31, 2016, 2015 and 2014 were as follows:

	Year Ended December 31,
Region	2016	2015	2014
	(Unaudited)
North	21%	11%	n/a	%
Southeast	28	34	38
Southwest	28	26	21
West	23	29	41

Total	100%	100%	100%

2. Summary of Significant Accounting Policies

a. Basis of Presentation

The consolidated financial statements include the accounts of CalAtlantic Group, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

b. Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Segment Reporting

Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting (“ASC 280”) established standards for the manner in which public enterprises report information about operating segments. In accordance with ASC 280, we have determined that each of our four homebuilding regions and our financial services operations (consisting of our mortgage financing and title operations) are our operating segments. Corporate is a non-operating segment. Our four homebuilding reportable segments include: North, consisting of our operating divisions in Georgia, Delaware, Illinois, Indiana, Maryland, Minnesota, New Jersey, Pennsylvania, Virginia and Washington D.C.; Southeast, consisting of our operating divisions in Florida and the Carolinas; Southwest, consisting of our operating divisions in Texas, Colorado and Nevada; and West, consisting of our operating divisions in California and Arizona.

d. Variable Interest Entities

We account for variable interest entities in accordance with ASC Topic 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

e. Limited Partnerships and Limited Liability Companies

We analyze our homebuilding and land development joint ventures under the provisions of ASC 810 (as discussed above) when determining whether the entity should be consolidated. In accordance with the provisions of ASC 810, limited partnerships or similar entities, such as limited liability companies, must be further evaluated under the presumption that the general partner, or the managing member in the case of a limited liability company, is deemed to have a controlling interest and therefore must consolidate the entity unless the limited partners or non-managing members have: (1) the ability, either by a single limited partner or through a simple majority vote, to dissolve or liquidate the entity, or kick-out the managing member/general partner without cause, or (2) substantive participatory rights that are exercised in the ordinary course of business. Under the provisions of ASC 810, we may be required to consolidate certain investments in which we hold a general partner or managing member interest.

f. Revenue Recognition

In accordance with ASC Topic 360-20, Property, Plant, and Equipment—Real Estate Sales (“ASC 360-20”), homebuilding revenues are recorded after construction is completed, a sufficient down payment has been received, title has passed to the homebuyer, collection of the purchase price is reasonably assured and we have no other continuing involvement. In instances where the homebuyer’s financing is originated by our mortgage financing subsidiary and the buyer has not made an adequate initial or continuing investment as prescribed by ASC 360-20, the profit on such home sales is deferred until the sale of the related mortgage loan to a third-party investor has been completed.

In accordance with ASC Topic 825, Financial Instruments (“ASC 825”), loan origination fees and expenses are recognized upon origination of loans by our mortgage financing operation. Generally our policy is to sell all mortgage loans originated. These sales generally occur within a short period of time (typically 30-45 days of origination). Mortgage loan interest is accrued only so long as it is deemed collectible.

g. Cost of Sales

Homebuilding cost of sales is recognized in the period when the related homebuilding revenues are recognized. Cost of sales is recorded based upon total estimated costs to be allocated to each home within a community. Certain direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value. Any changes to the estimated costs are allocated to the remaining undelivered lots and homes within their respective community. The estimation of these costs requires a substantial degree of judgment by management.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

h. Warranty Costs

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts accrued are based upon historical experience. Indirect warranty overhead salaries and related costs are charged to cost of sales in the period incurred. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. During the years ended December 31, 2016, 2015 and 2014, we did not record any warranty adjustments. Our warranty accrual is included in accrued liabilities in the accompanying consolidated balance sheets. Changes in our warranty accrual are detailed in the table set forth below:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Warranty accrual, beginning of the year	$40,691	$13,584	$13,811
Warranty accrual assumed with merger	—	25,528	—
Warranty costs accrued during the year	24,092	13,803	7,550
Warranty costs paid during the year	(20,851)	(12,224)	(7,777)

Warranty accrual, end of the year	$43,932	$40,691	$13,584

i. Earnings Per Common Share

We compute earnings per share in accordance with ASC Topic 260, Earnings per Share (“ASC 260”), which requires earnings per share for each class of stock (common stock and participating preferred stock) to be calculated using the two-class method. The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Under the two-class method, earnings for the reporting period are allocated between common shareholders and other security holders based on their respective participation rights in undistributed earnings. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in computing earnings per share pursuant to the two-class method.

Basic earnings per common share is computed by dividing income or loss available to common stockholders by the weighted average number of shares of basic common stock outstanding. Our Series B junior participating convertible preferred stock (“Series B Preferred Stock”), which was convertible into shares of our common stock at the holder’s option, and our unvested restricted stock, are classified as participating securities in accordance with ASC 260. Net income allocated to the holders of our Series B Preferred Stock and unvested restricted stock is calculated based on the shareholders’ proportionate share of weighted average shares of common stock outstanding on an if-converted basis.

For purposes of determining diluted earnings per common share, basic earnings per common share is further adjusted to include the effect of potential dilutive common shares outstanding, including stock options, stock appreciation rights, performance share awards and unvested restricted stock using the more dilutive of either the two-class method or the treasury stock method, and Series B Preferred Stock and convertible debt using the if-converted method. Under the two-class method of calculating diluted earnings per share, net income is reallocated to common stock, the Series B Preferred stock and all dilutive securities based on the contractual participating rights of the security to share in the current earnings as if all of the earnings for the period had been distributed. In the computation of diluted earnings per share, the two-class method and if-converted method for the Series B Preferred Stock resulted in the same earnings per share amounts as the holder of the Series B Preferred Stock had the same economic rights as the holders of the common stock.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands, except per share amounts)
Numerator:
Net income	$484,730	$213,509	$215,865
Less: Net income allocated to preferred shareholder	—	(32,997)	(51,650)
Less: Net income allocated to unvested restricted stock	(1,168)	(369)	(297)

Net income available to common stockholders for basic earnings per common share	483,562	180,143	163,918
Effect of dilutive securities:
Net income allocated to preferred shareholder	—	32,997	51,650
Interest on 1.625% convertible senior notes due 2018	2,059	47	n/a
Interest on 0.25% convertible senior notes due 2019	1,862	9	n/a
Interest on 1.25% convertible senior notes due 2032	1,407	898	899

Net income available to common and preferred stock for diluted earnings per share	$488,890	$214,094	$216,467

Denominator:
Weighted average basic common shares outstanding	118,212,740	71,713,747	55,737,548
Weighted average additional common shares outstanding if preferred shares converted to common shares (if dilutive)	—	13,135,814	17,562,557

Total weighted average common shares outstanding if preferred shares converted to common shares	118,212,740	84,849,561	73,300,105
Effect of dilutive securities:
Share-based awards	666,928	816,459	1,256,964
1.625% convertible senior notes due 2018	7,167,960	1,804,192	n/a
0.25% convertible senior notes due 2019	3,639,150	915,985	n/a
1.25% convertible senior notes due 2032	6,298,207	6,262,570	6,262,570

Weighted average diluted shares outstanding	135,984,985	94,648,767	80,819,639

Income per share:
Basic	$4.09	$2.51	$2.94
Diluted	$3.60	$2.26	$2.68

j. Stock-Based Compensation

We account for share-based awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

k. Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of unrealized gains or losses on available-for-sale marketable securities, as reported within the accompanying consolidated statements of stockholders’ equity and consolidated statements of comprehensive income. At December 31, 2016, accumulated other comprehensive income included unrealized gains of $523,000 on available-for-sale marketable securities, offset with reclassification adjustments, which represent realized gains or losses on the sales of available-for-sale marketable securities, in the amount of $695,000. Realized gains or losses were included in homebuilding other income (expense) in the accompanying consolidated statements of operations. Please see Note 2.u. for discussion of other comprehensive income (loss) related to derivative instruments and hedging activities.

l. Cash and Equivalents and Restricted Cash

Cash and equivalents include cash on hand, demand deposits and all highly liquid short-term investments, including interest-bearing securities purchased with a maturity of three months or less from the date of purchase. At December 31, 2016, cash and equivalents included $150.3 million of cash from home closings held in escrow for our benefit, typically for less than five days, which are considered deposits in-transit.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2016, homebuilding restricted cash represented $28.3 million of cash held in cash collateral accounts primarily related to certain letters of credit that have been issued. Financial services restricted cash as of December 31, 2016 consisted of $17.7 million held in cash collateral accounts primarily related to certain letters of credit that have been issued, $3.0 million related to our financial services subsidiary mortgage credit facilities and $1.0 million related to funds held in trust for third parties.

m. Mortgage Loans Held for Sale

In accordance with ASC 825, mortgage loans held for sale are recorded at fair value and loan origination and related costs are recognized upon loan closing. In addition, we recognize net interest income on loans held for sale from the date of origination through the date of disposition. We sell substantially all of the loans we originate in the secondary mortgage market, with servicing rights released on a non-recourse basis. These sales are generally subject to our obligation to repay the gain on sale if the loan is prepaid by the borrower within a certain time period following such sale, or to repurchase loans or indemnify investors for losses from borrower defaults if, among other things, the loan purchaser’s underwriting guidelines are not met or there is fraud in connection with the loan. We establish liabilities for such anticipated losses based upon, among other things, an analysis of indemnification and repurchase requests received, an estimate of potential indemnification or repurchase claims not yet received, our historical amount of indemnification payments and repurchases, and losses incurred through the disposition of affected loans.

n. Mortgage Loans Held for Investment

Certain mortgage loans are classified as held for investment based on our intent and ability to hold the loans for the foreseeable future or to maturity. Mortgage loans held for investment are recorded at their unpaid principal balance, net of discounts and premiums, unamortized net deferred loan origination costs and fees and allowance for loan losses. Discounts, premiums, and net deferred loan origination costs and fees are amortized into income over the contractual life of the loan. Mortgage loans held for investment are continually evaluated for collectability and, if appropriate, specific allowances are established based on estimates of collateral value. Loans are placed on non-accrual status for first trust deeds when the loan is 90 days past due and for second trust deeds when the loan is 30 days past due, and previously accrued interest is reversed from income if deemed uncollectible. We had allowances for loan losses for loans held for investment of $1.6 million as of December 31, 2016 and 2015.

o. Inventories

Inventories consist of land, land under development, homes under construction, completed homes and model homes and are stated at cost, net of any impairment charges. We capitalize direct carrying costs, including interest, property taxes and related development costs to inventories. Field construction supervision and related direct overhead are also included in the capitalized cost of inventories. Direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value.

We assess the recoverability of real estate inventories in accordance with the provisions of ASC Topic 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires long-lived assets, including inventories, that are expected to be held and used in operations to be carried at the lower of cost or, if impaired, the fair value of the asset. ASC 360 requires that companies evaluate long-lived assets for impairment based on undiscounted future cash flows of the assets at the lowest level for which there is identifiable cash flows. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

p. Capitalization of Interest

We follow the practice of capitalizing interest to inventories owned during the period of development and to investments in unconsolidated homebuilding and land development joint ventures in accordance with ASC Topic 835, Interest (“ASC 835”). Homebuilding interest capitalized as a cost of inventories owned is included in cost of sales as related units or lots are sold. Interest capitalized to investments in unconsolidated homebuilding and land development joint ventures is included as a reduction of income from unconsolidated joint ventures when the related homes or lots are sold to third parties. Interest capitalized to investments in unconsolidated land development joint ventures is transferred to inventories owned if the underlying lots are purchased by us. To the extent our homebuilding debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred by us. Qualified assets represent projects that are actively selling or under development as well as investments in unconsolidated joint ventures. During the years ended

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014, our qualified assets exceeded our debt, and as a result, all of our homebuilding interest incurred during 2016, 2015 and 2014 was capitalized in accordance with ASC 835. The following is a summary of homebuilding interest capitalized to inventories owned and investments in unconsolidated joint ventures, amortized to cost of sales and income (loss) from unconsolidated joint ventures and expensed as interest expense, for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Total interest incurred	$233,225	$171,509	$153,695
Less: Interest capitalized to inventories owned	(229,200)	(169,233)	(151,962)
Less: Interest capitalized to investments in unconsolidated joint ventures	(4,025)	(2,276)	(1,733)

Interest expense	$—	$—	$—

Interest previously capitalized to inventories owned, included in home cost of home sales	$170,105	$131,611	$119,422
Interest previously capitalized to inventories owned, included in land cost of land sales	$1,596	$7,770	$3,690
Interest previously capitalized to investments in unconsolidated joint ventures, included in income (loss) from unconsolidated joint ventures	$861	$—	$30
Interest capitalized in ending inventories owned (1)	$365,701	$305,459	$275,607
Interest capitalized as a percentage of inventories owned	5.7%	5.0%	8.5%
Interest capitalized in ending investments in unconsolidated joint ventures (1)	$3,362	$2,941	$665
Interest capitalized as a percentage of investments in unconsolidated joint ventures	2.6%	2.2%	1.3%

(1)	During the years ended December 31, 2016, 2015 and 2014, in connection with lot purchases from our joint ventures, $2.7 million, $0 and $6.0 million, respectively, of capitalized interest was transferred from investments in unconsolidated joint ventures to inventories owned.

q. Investments in Unconsolidated Land Development and Homebuilding Joint Ventures

Investments in our unconsolidated land development and homebuilding joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. All joint venture profits generated from land sales to us are deferred and recorded as a reduction to our cost basis in the lots purchased until the homes to be constructed are ultimately sold by us to third parties. Our ownership interests in our unconsolidated joint ventures vary, but are generally less than or equal to 50 percent.

We review inventory projects within our unconsolidated joint ventures for impairments consistent with our real estate inventories described in Note 2.o. We also review our investments in unconsolidated joint ventures for evidence of an other than temporary decline in value. To the extent we deem any portion of our investment in unconsolidated joint ventures as not recoverable, we impair our investment accordingly.

r. Goodwill

In accordance with ASC Topic 350, Intangibles, Goodwill and Other (“ASC 350”), we analyze goodwill on at least an annual basis through a qualitative assessment to determine whether it is necessary to perform a two-step goodwill impairment test. ASC 350 states that an entity may assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. Such qualitative factors include: (1) macroeconomic conditions, such as a deterioration in general economic conditions, (2) industry and market considerations such as deterioration in the environment in which the entity operates, (3) cost factors such as increases in raw materials, labor costs, etc., and (4) overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings. If the qualitative analysis determines that additional impairment testing is required, the two-step impairment testing in accordance with ASC 350 would be initiated. We continually evaluate our qualitative inputs to assess whether events and circumstances have occurred that indicate the goodwill balance may not be recoverable. During 2016, we performed an analysis of qualitative factors for potential impairment of goodwill carried and determined that no impairment existed. See Note 3 for additional information related to goodwill.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

s. Income Taxes

We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which taxes are expected to be paid or recovered.

We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with ASC 740, we assess whether a valuation allowance should be established based on our determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends primarily on: (i) our ability to carry back net operating losses to tax years where we have previously paid income taxes based on applicable federal law; and (ii) our ability to generate future taxable income during the periods in which the related temporary differences become deductible. The assessment of a valuation allowance includes giving appropriate consideration to all positive and negative evidence related to the realization of the deferred tax asset. This assessment considers, among other things, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives. Significant judgment is required in determining the future tax consequences of events that have been recognized in our consolidated financial statements and/or tax returns. Actual outcomes of these future tax consequences could differ materially from the outcomes we currently anticipate.

ASC 740 defines the methodology for recognizing the benefits of uncertain tax return positions as well as guidance regarding the measurement of the resulting tax benefits. These provisions require an enterprise to recognize the financial statement effects of a tax position when it is more likely than not (defined as a likelihood of more than 50%), based on the technical merits, that the position will be sustained upon examination. In addition, these provisions provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of whether a tax position meets the more-likely-than-not recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances. Actual results could differ from estimates.

t. Insurance and Litigation Accruals

Insurance and litigation accruals are established with respect to estimated future claims cost. We maintain general liability insurance designed to protect us against a portion of our risk of loss from construction-related claims. We also generally require our subcontractors and design professionals to indemnify us for liabilities arising from their work, subject to various limitations. However, such indemnity is significantly limited with respect to certain subcontractors that are added to our general liability insurance policy. We record allowances to cover the estimated costs of our self-insurance liability based on an analysis performed by an independent third party actuary that uses our historical claim and expense data, as well as industry data to estimate these overall costs. As of December 31, 2016, we present our self-insurance liability on a gross basis within accrued liabilities in the accompanying consolidated balance sheets without consideration of insurance recoveries and amounts we have paid on behalf of and expect to recover from other parties, if any. Also effective December 31, 2016, estimated probable insurance and other recoveries are presented as receivables within other assets in the accompanying consolidated balance sheets. Previously, these insurance and recoverable amounts were presented on a net basis within our self-insurance liability. This change in presentation had no impact on our consolidated statements of operations or cash flows. As a result, we reclassified the December 31, 2015 balance sheet to increase other assets and accrued liabilities by $83.9 million, reflecting the balance of probable insurance and other recoveries as receivables. Our total insurance and litigation accruals on a gross basis as of December 31, 2016 and 2015 were $233.5 million and $209.2 million, respectively.

u. Derivative Instruments and Hedging Activities

We account for derivatives and certain hedging activities in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). ASC 815 establishes the accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded as either assets or liabilities in the consolidated balance sheets and to measure these instruments at fair value. Gains and losses resulting from changes in the fair value of derivatives are recognized in the consolidated statement of operations or recorded in accumulated other comprehensive income (loss), net of tax, and recognized in the consolidated statement of operations when the hedged item affects earnings, depending on the purpose of the derivative and whether the derivative qualifies for hedge accounting treatment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our policy is to designate at a derivative’s inception the specific assets, liabilities or future commitments being hedged and monitor the derivative to determine if the derivative remains an effective hedge. The effectiveness of a derivative as a hedge is based on a high correlation between changes in the derivative’s value and changes in the value of the underlying hedged item. We recognize gains or losses for amounts received or paid when the underlying transaction settles. We do not enter into or hold derivatives for trading or speculative purposes.

v. Accounting for Guarantees

We account for guarantees in accordance with the provisions of ASC Topic 460, Guarantees (“ASC 460”). Under ASC 460, recognition of a liability is recorded at its estimated fair value based on the present value of the expected contingent payments under the guarantee arrangement. The types of guarantees that we generally provide that are subject to ASC 460 generally are made to third parties on behalf of our unconsolidated homebuilding and land development joint ventures. As of December 31, 2016, these guarantees included, but were not limited to, surety bond indemnities.

w. Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes existing accounting literature relating to how and when a company recognizes revenue. Under ASU 2014-09, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 by one year. As a result, for public companies, ASU 2014-09 will be effective for annual reporting periods and interim periods within those annual periods beginning after December 15, 2017, and is to be applied either with a full retrospective or modified retrospective approach, with early application permitted. We do not plan to early adopt the guidance. We expect to adopt the new standard under the modified retrospective approach. Although we are still in the process of evaluating our contracts, we do not believe the adoption of ASU 2014-09 will have a material impact on the amount or timing of our homebuilding revenues. We are continuing to evaluate the impact the adoption of ASU 2014-09 may have on other aspects of our business and on our consolidated financial statements and disclosures.

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”), which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in ASC 718, Compensation—Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. Our adoption of ASU 2014-12 on January 1, 2016 did not have an effect on our financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. The amendments in ASU 2014-15 are effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Our adoption of ASU 2014-15 did not have an effect on our financial statements and related disclosures.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Our adoption of ASU 2015-02 on January 1, 2016 did not have a material effect on our financial statements and related disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”), which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

during the period in which it determines the amount of the adjustment, including the effect on earnings of any amounts it would have recorded in previous periods as if the accounting had been completed at the acquisition date. Our adoption of ASU 2015-16 on January 1, 2016 did not have a material effect on our financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which modifies how entities measure equity investments and present changes in the fair value of financial liabilities. Under the new guidance, entities will have to measure equity investments that do not result in consolidation and are not accounted under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicality exception. A practicality exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value under ASC Topic 820, Fair Value Measurements, and as such these investments may be measured at cost. ASU 2016-01 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We are currently evaluating the impact adoption will have on our financial statements.

In March 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which provides guidance for accounting for leases. ASU 2016-02 requires lessees to classify leases as either finance or operating leases and to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. The lease classification will determine whether the lease expense is recognized based on an effective interest rate method or on a straight line basis over the term of the lease. ASU 2016-02 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2018. We are currently evaluating the impact adoption will have on our financial statements.

In March 2016, the FASB issued ASU 2016-07, Investments- Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting (“ASU 2016-07”), which eliminates the requirement to apply the equity method of accounting retrospectively when a reporting entity obtains significant influence over a previously held investment. ASU 2016-07 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. Our adoption of ASU 2016-07 is not expected to have a material effect on our financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. Our adoption of ASU 2016-09 is not expected to have a material effect on our financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. ASU 2016-15 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, and early adoption is permitted. We are currently evaluating the impact adoption will have on our financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 provides guidance on the classification of restricted cash in the statement of cash flows. ASU 2016-18 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, and early adoption is permitted. We are currently evaluating the impact adoption will have on our financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 clarifies the definition of a business for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, and early adoption is permitted. We are currently evaluating the impact adoption will have on our financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2019, and early adoption is permitted. We are currently evaluating the impact adoption will have on our financial statements.

3. Business Acquisitions

Effective October 1, 2015, pursuant to the terms and conditions of the Merger Agreement between Standard Pacific and Ryland, Ryland merged with and into Standard Pacific (the “Merger”), with Standard Pacific continuing as the surviving corporation. At the same time: (i) Standard Pacific changed its name to “CalAtlantic Group, Inc.” (the “Company”) and effected a reverse stock split such that each five shares of common stock of Standard Pacific issued and outstanding immediately prior to the closing of the Merger were combined and converted into one issued and outstanding share of common stock of the Company, (ii) MP CA Homes, LLC (“MatlinPatterson”), the sole owner of the Company’s outstanding Series B Preferred Stock, converted all of its preferred stock to Common Stock, and (iii) each outstanding share of Ryland common stock, stock options and restricted stock units were converted into the right to receive, or the option to acquire, as applicable, 1.0191 shares of Company common stock. Cash was paid in lieu of all fractional shares. The primary purpose for our merger with Ryland was to gain both geographic and product diversification and expand our reach and enhance our growth prospects across the homebuilding spectrum, from entry level to luxury. In addition, the merger was intended to create production, purchasing and other synergies intended to result in cost savings and efficiencies.

The following table summarizes the components of common stock outstanding immediately following the Merger as of October 1, 2015:

	As of		As Adjusted
	October 1, 2015	Split/Exchange Ratio	October 1, 2015
Common Stock—Standard Pacific	277,220,324	5	55,444,065
Common Stock—Ryland	46,856,558	1.0191	47,751,518
Accelerated Vesting of Ryland Equity Awards	234,751	1.0191	239,235
Preferred Stock—Standard Pacific	87,812,786	5	17,562,557
Fractional Shares Paid Out	—		(1,041)

Total	412,124,419		120,996,334

Based on an evaluation of the provisions of ASC Topic 805, Business Combinations, (“ASC 805”) Standard Pacific was determined to be the acquirer for accounting purposes. Under FASB ASC Topic 805, Standard Pacific is treated as having acquired Ryland in an all-stock transaction for a total purchase price of approximately $2.0 billion. The calculation of the total purchase price was based on the outstanding shares of Ryland common stock as of the acquisition date multiplied by the 1.0191 exchange ratio and multiplied by the Company’s split-adjusted share price of $40.46 on the date of acquisition. The purchase price also included $30.6 million of consideration representing the fair value of replacement equity awards attributable to service prior to the closing of the Merger. The total purchase price was calculated as follows (dollars in thousands, except per share amounts):

Number of shares of CalAtlantic common stock issued to Ryland shareholders	47,989,812
Opening price per share of CalAtlantic common stock	$40.46

Consideration attributable to common stock	1,941,668
Consideration attributable to CalAtlantic equity awards in exchange for Ryland equity awards	30,616

Total purchase price	$1,972,284

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The total purchase price was allocated to Ryland’s assets and liabilities based upon fair values as determined by the Company, as follows (in thousands):

Cash and cash equivalents	$268,517
Inventories	2,404,765
Investments in unconsolidated joint ventures	13,821
Deferred income taxes	120,615
Homebuilding other assets	77,124
Financial services assets, excluding cash	144,889
Goodwill	970,185

Total assets	3,999,916
Accounts payable and accrued liabilities	(495,425)
Secured project debt and other notes payables	(22,213)
Senior notes payable	(1,291,541)
Financial services liabilities	(124,619)
Additional paid-in capital	(93,834)

Total purchase price	$1,972,284

During 2016, the Company completed a valuation of the 1.625% convertible senior notes assumed in the merger with Ryland and determined that the value associated with the conversion feature was $93.8 million, which is included in additional paid-in capital in the accompanying condensed consolidated balance sheet as of December 31, 2016. In connection with the valuation of the conversion feature, the related deferred tax asset was reduced by approximately $35.9 million, with a corresponding increase in goodwill. The $970.2 million of goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed, and it is not deductible for income tax purposes. As of the merger date, goodwill primarily consisted of the following: (i) expected production, purchasing and other synergies resulting from the merger, (ii) savings in corporate and divisional overhead costs, (iii) the benefit of the combination of the best components of the operating practices of both legacy companies, (iv) the benefit of the combination of the best employees of each legacy company, (v) expected expanded opportunities for growth through greater geographic and customer segment diversity. Goodwill has been allocated to the Company’s four homebuilding regions that were expected to benefit from the synergies of the merger. The allocation was based on the relative fair value of each acquired reporting unit in accordance with ASC 350. The key drivers used in the fair value calculation included 10-year regional level cash flow projections that were reviewed by a third party valuation expert, terminal growth rate and the weighted average cost of capital calculated for each acquired reporting unit based on regional specific assumptions.

Ryland’s 2015 results of operations, which include homebuilding revenues of $772.3 million and net income of $1.8 million, are included in the accompanying consolidated statements of operations for the period of October 1, 2015 through December 31, 2015. Net income includes adjustments for amortization expense of the acquired intangible assets, inventory step-up and restructuring expenses.

The following presents summarized unaudited supplemental pro forma operating results as if Ryland had been included in the Company’s consolidated statements of operations as of the beginning of the fiscal years presented.

	Year Ended December 31,
	2015	2014
	(Dollars in thousands, except per share amounts)
Home sale revenues	$5,280,297	$4,922,721
Net income	$321,239	$387,123
Income per share:
Basic	$2.65	$3.19
Diluted	$2.32	$2.80

The supplemental pro forma operating results have been determined after adjusting the operating results of Ryland to reflect additional amortization that would have been recorded assuming the fair value adjustment to intangible assets had been applied beginning January 1, 2014. Certain other adjustments, including those related to conforming accounting policies and adjusting acquired inventory to fair value, have not been reflected in the supplemental pro forma operating results due to the impracticability of estimating such impacts.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisition and integration expenses related to the Merger comprised of the following:

	Year Ended December 31,
	2016	2015
	(Dollars in thousands)
Severance and personnel costs	$2,444	$38,970
Professional service, real estate related, and other expenses	13,586	13,066

Total	$16,030	$52,036

The acquisition and integration costs are expensed as incurred and are presented in other homebuilding income (expense) within the accompanying consolidated statements of operations.

4. Segment Reporting

We operate two principal businesses: homebuilding and financial services.

Our homebuilding operations acquire and develop land and construct and sell single-family attached and detached homes. In connection with the merger with Ryland, the Company experienced key personnel changes and significant growth in its operations, and as a result, the Company began to develop processes and reporting packages to manage and assess the Company’s performance at a regional level. In light of the key personnel changes, growth in operations, and the focus on regional information provided to the Company’s chief operating decision maker, during 2016, we performed an assessment of our operating segments in accordance with ASC 280 and determined that each of our four homebuilding regions and financial services operations are our operating segments. Prior to this change, in accordance with the aggregation criteria defined in ASC 280, our homebuilding divisions were grouped into four reportable segments (which were our four homebuilding regions): North, consisting of our divisions in Georgia, Delaware, Illinois, Indiana, Maryland, Minnesota, New Jersey, Pennsylvania, Virginia and Washington D.C.; Southeast, consisting of our divisions in Florida and the Carolinas; Southwest, consisting of our divisions in Texas, Colorado and Nevada; and West, consisting of our divisions in California and Arizona. As such, current period segment information is presented consistent with prior periods.

Our mortgage financing operation provides mortgage financing to many of our homebuyers in substantially all of the markets in which we operate, and sells substantially all of the loans it originates in the secondary mortgage market. Our title, escrow and insurance subsidiaries provide title, escrow and insurance services to homebuyers in many of our markets. Our mortgage financing, title, escrow and insurance services operations are included in our financial services reportable segment, which is separately reported in our consolidated financial statements under “Financial Services.”

Corporate is a non-operating segment that develops and implements strategic initiatives and supports our operating segments by centralizing key administrative functions such as accounting, finance and treasury, information technology, insurance and risk management, litigation, marketing and human resources. Corporate also provides the necessary administrative functions to support us as a publicly traded company. All of the expenses incurred by Corporate are allocated to each of our four homebuilding regions based on their respective percentage of revenues.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment financial information relating to the Company’s homebuilding operations was as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Homebuilding revenues:
North	$1,017,063	$262,988	$	n/a
Southeast	1,559,345	988,773		672,776
Southwest	1,659,477	889,496		495,008
West	2,152,155	1,355,154		1,243,394

Total homebuilding revenues	$6,388,040	$3,496,411		$2,411,178

Homebuilding pretax income (1):
North	$80,498	$5,556	$	n/a
Southeast	130,656	69,726		66,232
Southwest	165,694	70,851		48,958
West	336,654	179,417		224,931

Total homebuilding pretax income	$713,502	$325,550		$340,121

Homebuilding income (loss) from unconsolidated joint ventures:
North	$588	$78	$	n/a
Southeast	435	219		119
Southwest	1,019	159		28
West	2,015	1,510		(815)

Total homebuilding income (loss) from unconsolidated joint ventures	$4,057	$1,966		$(668)

(1)	Homebuilding pretax income includes depreciation and amortization expense of $6.5 million, $16.0 million, $12.1 million and $27.0 million in the North, Southeast, Southwest and West, respectively, for the year ended December 31, 2016; $1.5 million, $10.1 million, $6.6 million and $22.8 million in the North, Southeast, Southwest and West, respectively, for the year ended December 31, 2015; and $0 million, $6.5 million, $4.0 million and $16.7 million in the North, Southeast, Southwest and West, respectively, for the year ended December 31, 2014.

Segment financial information relating to the Company’s homebuilding assets was as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Homebuilding assets:
North	$1,181,544	$732,689
Southeast	2,253,289	1,766,241
Southwest	1,842,869	1,470,654
West	2,500,163	2,357,597
Corporate (1)	578,780	1,678,072

Total homebuilding assets	$8,356,645	$8,005,253

Homebuilding investments in unconsolidated joint ventures:
North	$5,691	$5,634
Southeast	334	313
Southwest	6,085	5,594
West	115,017	121,222

Total homebuilding investments in unconsolidated joint ventures	$127,127	$132,763

(1)	The assets in our Corporate Segment include cash and cash equivalents and our deferred tax asset, and at December 31, 2015 included $0.9 billion of goodwill recorded in connection with our merger with Ryland. During the 2016 second quarter, recorded goodwill was allocated to the Company’s reporting units (as of December 31, 2016, approximately $0.3 billion was included in each of the North, Southeast and Southwest segments, and approximately $0.1 billion was included in the West segment).

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Marketable Securities, Available-for-sale

The Company’s investment portfolio includes mainly municipal debt securities and metropolitan district bond securities, which are included in homebuilding other assets in the accompanying consolidated balance sheets. As defined in ASC Topic 320, Investments-Debt and Equity Securities (“ASC 320”), the Company considers its investment portfolio to be available-for-sale. Accordingly, these investments are recorded at their fair values. The cost of securities sold is based on an average-cost basis. Unrealized gains and losses on these investments are included in accumulated other comprehensive income (loss), net of tax within the accompanying consolidated balance sheet.

The Company periodically reviews its available-for-sale securities for other-than-temporary declines in fair values that are below their cost bases, as well as whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At December 31, 2016, the Company believed that the cost bases for its available-for-sale securities were recoverable in all material respects.

For the year ended December 31, 2016, net realized earnings associated with the Company’s investment portfolio, which included interest, dividends and net realized gains on sales of marketable securities, totaled $695,000. These earnings were included in homebuilding other income (expense) within the accompanying consolidated statements of operations. Realized gains or losses on the sales of marketable securities were included as reclassification adjustments, which are a component of other comprehensive income. See Note 2.k. for further discussion.

The primary objectives of the Company’s investment portfolio are safety of principal and liquidity. Investments are made with the purpose of achieving the highest rate of return consistent with these two objectives. The Company’s investment policy limits investments to debt rated investment grade or better, as well as to bank and money market instruments and to issues by the U.S. government, U.S. government agencies and municipal or other institutions primarily with investment-grade credit ratings. Our policy places restrictions on maturities, as well as on concentration by type and issuer.

The following table displays the fair values of marketable securities, available-for-sale, by type of security:

	December 31, 2016			December 31, 2015
	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Type of security:
Municipal bond and metropolitan district securities	$18,563	$(465)	$18,098	$19,439	$5	$19,444

The following table displays the fair values of marketable securities, available-for-sale, by contractual maturity:

December 31, 2016
(Dollars in thousands)
Contractual maturity:
Maturing in one year or less	$—
Maturing after three years	18,098

Total marketable securities, available-for-sale	$18,098

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Inventories

a. Inventories Owned

Inventories owned consisted of the following at:

	December 31, 2016
	North	Southeast	Southwest	West	Total
	(Dollars in thousands)
Land and land under development (1)	$445,245	$1,177,646	$594,585	$1,410,264	$3,627,740
Homes completed and under construction	327,421	585,938	710,509	680,241	2,304,109
Model homes	79,306	132,968	116,575	178,094	506,943

Total inventories owned	$851,972	$1,896,552	$1,421,669	$2,268,599	$6,438,792

	December 31, 2015
	North	Southeast	Southwest	West	Total
	(Dollars in thousands)
Land and land under development (1)	$370,584	$1,169,350	$687,792	$1,318,563	$3,546,289
Homes completed and under construction	266,967	464,668	599,183	708,779	2,039,597
Model homes	66,100	119,283	113,549	185,141	484,073

Total inventories owned	$703,651	$1,753,301	$1,400,524	$2,212,483	$6,069,959

(1)	During the year ended December 31, 2016, we purchased $960.8 million of land (13,566 homesites), of which 25% (based on homesites) were located in the North, 25% in the Southeast, 24% in the Southwest, and 26% in the West. During the year ended December 31, 2015, we purchased $515.3 million of land (6,631 homesites) and acquired an additional 40,245 homesites as a result of the merger with Ryland. The homesites we purchased during 2015, other than through the merger, were located as follows: 12% (based on homesites) were located in the North, 39% in the Southeast, 18% in the Southwest, and 31% in the West. Disclosures of homesite count, including the percentage of homesites located within a specific region, included in these notes to consolidated financial statements are presented on an unaudited basis.

In accordance with ASC 360, we record impairment losses on inventories when events and circumstances indicate that they may be impaired, and the future undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. Inventories that are determined to be impaired are written down to their estimated fair value. We calculate the fair value of a community under a land residual value analysis and in certain cases in conjunction with a discounted cash flow analysis. As of December 31, 2016, 2015 and 2014, the total active and future projects that we owned were 797, 903 and 368, respectively. During the years ended December 31, 2016, 2015 and 2014, we reviewed all projects for indicators of impairment and based on our review, we did not record any inventory impairments during these periods.

During the 2014 second quarter, we acquired control of approximately 10 current and future communities from a homebuilder in Austin, Texas, which we accounted for as a business combination in accordance with ASC 805. As a result of this transaction, we recorded approximately $31.5 million of inventories owned, $4.9 million of inventories not owned, $1.2 million of other assets and $4.2 million of other accrued liabilities. In addition, we incurred approximately $0.3 million of transaction costs, which is included in homebuilding other income (expense) in the accompanying consolidated statements of operations.

b. Inventories Not Owned

Inventories not owned as of December 31, 2016 and December 31, 2015 consisted of land purchase and lot option deposits outstanding at the end of each period, and purchase price allocated to lot option contracts assumed in connection with business acquisitions. Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as inventories owned, which we would have to write-off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a variable interest entity (“VIE”) may have been created. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Investments in Unconsolidated Land Development and Homebuilding Joint Ventures

The table set forth below summarizes the combined statements of operations for our unconsolidated land development and homebuilding joint ventures that we accounted for under the equity method:

	Year December 31,
	2016	2015	2014
	(Dollars in thousands) (Unaudited)
Revenues	$32,422	$43,806	$39,898
Cost of sales and expenses	(3,173)	(33,587)	(47,519)

Income (loss) of unconsolidated joint ventures	$29,249	$10,219	$(7,621)

Income (loss) from unconsolidated joint ventures reflected in the accompanying consolidated statements of operations	$4,057	$1,966	$(668)

Income (loss) from unconsolidated joint ventures reflected in the accompanying consolidated statements of operations represents our share of the income (loss) of our unconsolidated land development and homebuilding joint ventures, which is allocated based on the provisions of the underlying joint venture operating agreements less any additional impairments recorded against our investments in joint ventures which we do not deem recoverable. In addition, we defer recognition of our share of income that relates to lots purchased by us from land development joint ventures until we ultimately sell the homes to be constructed to third parties, at which time we account for these earnings as a reduction of the cost basis of the lots purchased from these joint ventures.

During the years ended December 31, 2016, 2015 and 2014, all of our unconsolidated joint ventures were reviewed for impairment. Based on the impairment review, during the year ended December 31, 2016, we recorded a $1.0 million impairment charge related to one joint venture in the West. No joint venture communities were determined to be impaired for the years ended December 31, 2015 or 2014.

The table set forth below summarizes the combined balance sheets for our unconsolidated land development and homebuilding joint ventures that we accounted for under the equity method:

	December 31,
	2016	2015
	(Dollars in thousands) (Unaudited)
Assets:
Cash	$23,785	$34,893
Inventories	541,191	510,502
Other assets	26,292	14,540

Total assets	$591,268	$559,935

Liabilities and Equity:
Accounts payable and accrued liabilities	$28,947	$26,571
Bank debt	31,007	33,704
CalAtlantic equity	140,387	130,750
Other members’ equity	390,927	368,910

Total liabilities and equity	$591,268	$559,935

Investments in unconsolidated joint ventures reflected in the accompanying consolidated balance sheets	$127,127	$132,763

In some cases our net investment in these unconsolidated joint ventures is not equal to our proportionate share of equity reflected in the table above primarily because of differences between asset impairments that we recorded in prior periods against our joint venture investments and the impairments recorded by the applicable joint venture. Our investments in unconsolidated joint ventures also included approximately $3.4 million and $2.9 million of homebuilding interest capitalized to investments in unconsolidated joint ventures as of December 31, 2016 and 2015, respectively, which capitalized interest is not included in the combined balance sheets above.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our investments in these unconsolidated joint ventures may represent a variable interest in a VIE depending on, among other things, the economic interests of the members of the entity and the contractual terms of the arrangement. We analyze all of our unconsolidated joint ventures under the provisions of ASC 810 to determine whether these entities are deemed to be VIEs, and if so, whether we are the primary beneficiary. As of December 31, 2016, all of our homebuilding and land development joint ventures with unrelated parties were determined under the provisions of ASC 810 to be unconsolidated joint ventures either because they were not deemed to be VIEs, or, if they were a VIE, we were not deemed to be the primary beneficiary.

8. Homebuilding Indebtedness

a. Letter of Credit Facilities

As of December 31, 2016, in addition to our $350 million letter of credit sublimit under our Revolving Facility, we were party to four committed letter of credit facilities totaling $48 million, of which $26.7 million was outstanding. These facilities require cash collateralization and have maturity dates ranging from January 2017 to October 2017. As of December 31, 2016, these facilities were secured by cash collateral deposits of $27.1 million. Upon maturity, we may renew or enter into new letter of credit facilities with the same or other financial institutions.

As of the date of this filing, we are working with one financial institution to extend the letter of credit facility which matured in January 2017 with a commitment amount of $15 million, of which $7.2 million of letters of credit remain outstanding.

b. Senior Notes Payable

Senior notes payable, consist of the following at:

	December 31,
	2016	2015
	(Dollars in thousands)
10.75% Senior Notes due September 2016	$—	$275,845
8.4% Senior Notes due May 2017	235,175	248,975
8.375% Senior Notes due May 2018	574,501	574,058
1.625% Convertible Senior Notes due May 2018	220,236	301,754
0.25% Convertible Senior Notes due June 2019	253,777	248,098
6.625% Senior Notes due May 2020	319,909	325,882
8.375% Senior Notes due January 2021	395,246	394,152
6.25% Senior Notes due December 2021	297,623	297,148
5.375% Senior Notes due October 2022	249,230	249,096
5.875% Senior Notes due November 2024	296,982	296,598
5.25% Senior Notes due June 2026	297,483	—
1.25% Convertible Senior Notes due August 2032	252,046	250,410

	$3,392,208	$3,462,016

The carrying amount of the senior notes listed above are net of any discounts, premiums and debt issuance costs that are amortized to interest costs over the respective terms of the notes.

The Company’s 1.625% Convertible Senior Notes due 2018 (the “1.625% Convertible Notes”) are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. The 1.625% Convertible Notes bear interest at a rate of 1.625% per year and will mature on May 15, 2018, unless earlier converted or repurchased. The holders may convert their 1.625% Convertible Notes at any time into shares of the Company’s common stock at a conversion rate of 31.8576 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $31.39 per share), subject to adjustment. The Company may not redeem the 1.625% Convertible Notes prior to the stated maturity date.

The Company’s 0.25% Convertible Senior Notes due 2019 (the “0.25% Convertible Notes”) are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. The 0.25% Convertible Notes bear interest at a rate of 0.25% per year and will mature on June 1, 2019, unless earlier converted,

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

redeemed or repurchased. The holders may convert their 0.25% Convertible Notes at any time into shares of the Company’s common stock at a conversion rate of 13.6043 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $73.51 per share), subject to adjustment. The Company may not redeem the 0.25% Convertible Notes prior to June 6, 2017. On or after that date, the Company may redeem for cash any or all of the 0.25% Convertible Notes, at its option, if the closing sale price of its common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within 5 trading days immediately preceding the date on which it provides notice of redemption, including the last trading day of such 30 day trading period, exceeds 130 percent of the applicable conversion price on each applicable trading day. The redemption price will equal 100 percent of the principal amount of the 0.25% Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Company’s 1.25% Convertible Senior Notes due 2032 (the “1.25% Convertible Notes”) are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. The 1.25% Convertible Notes bear interest at a rate of 1.25% per year and will mature on August 1, 2032, unless earlier converted, redeemed or repurchased. The holders may convert their 1.25% Convertible Notes at any time into shares of the Company’s common stock at a conversion rate of 24.8941 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $40.17 per share), subject to adjustment. The Company may not redeem the 1.25% Convertible Notes prior to August 5, 2017. On or after August 5, 2017 and prior to the maturity date, the Company may redeem for cash all or part of the 1.25% Convertible Notes at a redemption price equal to 100% of the principal amount of the 1.25% Convertible Notes being redeemed. On each of August 1, 2017, August 1, 2022 and August 1, 2027, holders of the 1.25% Convertible Notes may require the Company to purchase all or any portion of their 1.25% Convertible Notes for cash at a price equal to 100% of the principal amount of the 1.25% Convertible Notes to be repurchased.

Our senior notes payable are all senior obligations and rank equally with our other existing senior indebtedness and, with the exception of our Convertible Notes, are redeemable at our option, in whole or in part, pursuant to a “make whole” formula. These notes contain various restrictive covenants, including, but not limited to, a limitation on secured indebtedness and a restriction on sale leaseback transactions. As of December 31, 2016, we were in compliance with the covenants required by our senior notes.

Many of our 100% owned direct and indirect subsidiaries (collectively, the “Guarantor Subsidiaries”) guarantee our outstanding senior notes. The guarantees are full and unconditional, and joint and several. Under our most restrictive indenture, a Guarantor Subsidiary will be released and relieved of any obligations under the applicable note guarantee in the event that i) such Guarantor Subsidiary ceases to be a restricted subsidiary in the homebuilding segment or ii) in the event of a sale or other disposition of such Guarantor Subsidiary, in compliance with the indenture, and such Guarantor Subsidiary ceases to guaranty any other debt of the Company. Please see Note 18 for supplemental financial statement information about our guarantor subsidiaries group and non-guarantor subsidiaries group.

During the 2016 second quarter, the Company issued $300 million in aggregate principal amount of 5.25% Senior Notes due 2026, which are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. A portion of the net proceeds of this issuance was used to repay the remaining $280 million principal balance of our 10.75% Senior Notes upon maturity in September 2016.

c. Secured Project Debt and Other Notes Payable

Our secured project debt and other notes payable consist of seller non-recourse financing and community development district and similar assessment district bond financings used to finance land acquisition, development and infrastructure costs for which we are responsible. At December 31, 2016, we had approximately $27.6 million outstanding in secured project debt and other notes payable.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

d. Borrowings and Maturities

The principal amount of maturities of senior and convertible senior notes payable, and secured project debt and other notes payable are as follows:

Year Ended December 31,
(Dollars in thousands)
2017	$246,958
2018	809,274
2019	268,399
2020	300,448
2021	700,000
Thereafter	1,103,000

Total principal amount	3,428,079
Less: Net (discount) premium	5,525
Less: Debt issuance costs	(13,817)

Total homebuilding debt	$3,419,787

The weighted average interest rate of our borrowings outstanding under our revolving credit facility, senior and convertible senior notes payable, secured project debt and other notes payable as of December 31, 2016, 2015 and 2014, was 5.7%, 6.1%, and 7.2%, respectively.

e. Revolving Credit Facility

As of December 31, 2016, we were party to a $750 million unsecured revolving credit facility (the “Revolving Facility”), $350 million of which is available for letters of credit, which matures in October 2019. The Revolving Facility has an accordion feature under which the Company may increase the total commitment up to a maximum aggregate amount of $1.2 billion, subject to certain conditions, including the availability of additional bank commitments. Interest rates, as defined in the credit agreement, approximate (i) LIBOR (approximately 0.77% at December 31, 2016) plus 1.75%, or (ii) Prime (3.75% at December 31, 2016) plus 0.75%.

In addition to customary representations and warranties, the facility contains financial and other covenants, including a minimum tangible net worth requirement of $1.65 billion (which amount is subject to increase over time based on subsequent earnings and proceeds from equity offerings), a net homebuilding leverage covenant that prohibits the leverage ratio (as defined therein) from exceeding 2.00 to 1.00 and a land covenant that limits land not under development to an amount not to exceed tangible net worth. The Company is also required to maintain either (a) a minimum liquidity level (unrestricted cash in excess of interest incurred for the previous four quarters) or (b) a minimum interest coverage ratio (EBITDA to interest expense, as defined therein) of at least 1.25 to 1.00. We were in compliance with all of the Revolving Facility covenants as of December 31, 2016. The Revolving Facility also limits, among other things, the Company’s investments in joint ventures and the amount of the Company’s common stock that the Company can repurchase. On December, 2016, we had no borrowings outstanding under the facility and had outstanding letters of credit issued under the facility totaling $112.1 million, leaving $637.9 million available under the facility to be drawn.

9. Preferred Stock

Prior to our merger with Ryland, MatlinPatterson held all of the outstanding shares of Company Series B Preferred Stock and 126.4 million shares of Company common stock, which, together, represented approximately 59% of the total number of shares of Company common stock issued and outstanding on an if-converted basis. Immediately following the merger, MatlinPatterson converted all of their shares of preferred stock into 17.6 million shares of Company common stock. As of December 31, 2016, MatlinPatterson held 42.8 million shares (approximately 37%) of the Company’s outstanding common stock and no shares of preferred stock.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Mortgage Credit Facility

At December 31, 2016, we had $247.4 million outstanding under our mortgage financing subsidiary’s mortgage credit facility. This mortgage credit facility consisted of a $300 million uncommitted repurchase facility with one lender, maturing in April 2017. This facility requires our mortgage financing subsidiary to maintain cash collateral accounts, which totaled $3.0 million as of December 31, 2016, and also contains financial covenants which require CalAtlantic Mortgage to, among other things, maintain a minimum level of tangible net worth, not to exceed a debt to tangible net worth ratio, maintain a minimum liquidity amount based on a measure of total assets (inclusive of the cash collateral requirement), and satisfy pretax income (loss) requirements. As of December 31, 2016, CalAtlantic Mortgage was in compliance with the financial and other covenants contained in this facility.

11. Disclosures about Fair Value

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a framework for measuring fair value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Further, ASC 820 requires us to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The three levels of the hierarchy are as follows:

•	Level 1—quoted prices for identical assets or liabilities in active markets;

•	Level 2—quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3—valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Financial instruments measured at fair value on a recurring basis:

		Fair Value at December 31,
Description	Fair Value Hierarchy	2016	2015
		(Dollars in thousands)
Marketable securities, available-for-sale
Municipal debt securities	Level 2	$9,387	$9,734
Metropolitan district bond securities	Level 3	$8,711	$9,710
Mortgage loans held for sale	Level 2	$265,542	$328,835

Marketable Securities, Available-for-sale

Marketable securities that are available-for-sale are comprised mainly of municipal debt securities and metropolitan district bond securities. The Company’s municipal debt securities are valued based on quoted market prices of similar instruments and the metropolitan district bond securities are based on a discounted future cash flow model, which uses Level 3 inputs. The primary unobservable inputs used in our discounted cash flow model are (1) the forecasted number of homes to be closed, as homes drive increases to the taxpaying base for the metro district, (2) the forecasted assessed value of those closed homes and (3) the discount rate. As of December 31, 2016 and 2015, the unobservable inputs to the cash flow model used to determine the fair value of the metropolitan district bond securities included an average selling price of homes of approximately $400 thousand and discount rates ranging from 5% to 12%. An increase in the average selling price or decrease in the discount rate would result in an increase the fair value of these securities, while a decrease in the average selling price or increase in the discount rate would result in a decrease in the fair value.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mortgage loans held for sale

Mortgage loans held for sale consist of FHA, VA, USDA and agency first mortgages on single-family residences which are eligible for sale to FNMA/FHLMC, GNMA or other investors, as applicable. Fair values of these loans are based on quoted prices from third party investors when preselling loans.

Financial instruments for which we have not elected the fair value option in accordance with ASC 825:

		December 31, 2016		December 31, 2015
Description	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
			(Dollars in thousands)
Financial services assets:
Mortgage loans held for investment, net	Level 2	$24,924	$24,924	$22,704	$22,704
Homebuilding liabilities:
Senior and convertible senior notes payable, net	Level 2	$3,392,208	$3,617,838	$3,462,016	$3,675,276

Mortgage Loans Held for Investment—Fair value of these loans is based on the estimated market value of the underlying collateral based on market data and other factors for similar type properties as further adjusted to reflect the estimated net realizable value of carrying the loans through disposition.

Senior Notes Payable—The senior notes are traded over the counter and their fair values were estimated based upon the values of their last trade at the end of the period.

The fair value of our cash and equivalents, restricted cash, accounts payable and other liabilities, secured project debt and other notes payable, revolving credit facility, and mortgage credit facility approximate their carrying amounts due to the short-term nature of these assets and liabilities.

12. Commitments and Contingencies

a. Land Purchase and Option Agreements

We are subject to obligations associated with entering into contracts for the purchase of land and improved homesites. These purchase contracts typically require us to provide a cash deposit or deliver a letter of credit in favor of the seller, and our purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements by the sellers, including obtaining applicable property and development entitlements. We also utilize option contracts with land sellers as a method of acquiring land in staged takedowns, to help us manage the financial and market risk associated with land holdings, and to reduce the near-term use of funds from our corporate financing sources. Option contracts generally require a non-refundable deposit for the right to acquire lots over a specified period of time at predetermined prices. We generally have the right at our discretion to terminate our obligations under both purchase contracts and option contracts by forfeiting our cash deposit or by repaying amounts drawn under our letter of credit with no further financial responsibility to the land seller, although in certain instances, the land seller has the right to compel us to purchase a specified number of lots at predetermined prices.

In some instances, we may also expend funds for due diligence, development and construction activities with respect to our land purchase and option contracts prior to purchase, which we would have to write off should we not purchase the land. At December 31, 2016, we had non-refundable cash deposits outstanding of approximately $59.9 million and capitalized pre-acquisition and other development and construction costs of approximately $13.1 million relating to land purchase and option contracts having a total remaining purchase price of approximately $744.7 million.

Our utilization of option contracts is dependent on, among other things, the availability of land sellers willing to enter into option takedown arrangements, the availability of capital to financial intermediaries, general housing market conditions, and geographic preferences. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b. Land Development and Homebuilding Joint Ventures

Our joint ventures have historically obtained secured acquisition, development and construction financing designed to reduce the use of funds from corporate financing sources. As of December 31, 2016, we held ownership interests in 27 homebuilding and land development joint ventures, of which 13 were active and 14 were inactive or winding down. As of such date, only two joint ventures had project specific debt outstanding, which totaled $31.0 million. This joint venture bank debt is non-recourse to us and is scheduled to mature in June 2017. At December 31, 2016, we had no joint venture surety bonds outstanding.

c. Surety Bonds

We obtain surety bonds in the normal course of business to ensure completion of the infrastructure of our communities. At December 31, 2016, we had approximately $892.1 million in surety bonds outstanding, with respect to which we had an estimated $445.1 million remaining in cost to complete.

d. Mortgage Loans and Commitments

We commit to making mortgage loans to our homebuyers through our mortgage financing subsidiary, CalAtlantic Mortgage. CalAtlantic Mortgage sells substantially all of the loans it originates in the secondary mortgage market and finances these loans under its mortgage credit facilities for a short period of time (typically for 30 to 45 days), as investors complete their administrative review of applicable loan documents. Mortgage loans in process for which interest rates were committed to borrowers totaled approximately $275.9 million at December 31, 2016 and carried a weighted average interest rate of approximately 3.7%. Interest rate risks related to these obligations are mitigated by CalAtlantic Mortgage through the preselling of loans to investors or through its interest rate hedging program. As of December 31, 2016, CalAtlantic Mortgage had approximately $261.8 million in closed mortgage loans held for sale and $26.9 million of mortgage loans that we were committed to sell to investors subject to our funding of the loans and the investors’ completion of their administrative review of the applicable loan documents. In addition, as of December 31, 2016, CalAtlantic Mortgage had approximately $249.0 million of mortgage loans in process that were or are expected to be originated on a non-presold basis, substantially all of which were hedged by forward sale commitments of mortgage-backed securities prior to entering into loan sale transactions with third party investors.

Substantially all of the loans originated by CalAtlantic Mortgage are sold with servicing rights released on a non-recourse basis. These sales are generally subject to CalAtlantic Mortgage’s obligation to repay its gain on sale if the loan is prepaid by the borrower within a certain time period following such sale, or to repurchase the loan if, among other things, the purchaser’s underwriting guidelines are not met, or there is fraud in connection with the loan. During the years ended December 31, 2016, 2015 and 2014, CalAtlantic Mortgage recorded loan loss expense related to indemnification and repurchase allowances of $0.1 million, $0.3 million and $0.5 million, respectively. As of December 31, 2016 and 2015, CalAtlantic Mortgage had indemnity and repurchase allowances related to loans sold of approximately $3.6 million and $3.9 million, respectively. In addition, during the years ended December 31, 2016, 2015 and 2014, CalAtlantic Mortgage made make-whole payments totaling approximately $0.4 million, $0.1 million and $0.5 million, respectively.

e. Insurance and Litigation Accruals

We are involved in various litigation and legal claims arising in the ordinary course of business and have established insurance and litigation accruals for estimated future claim costs (please see Note 2.t. for further discussion).

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

f. Operating Leases

We lease office facilities and certain equipment under noncancelable operating leases. Future minimum rental payments under these leases having an initial term in excess of one year as of December 31, 2016 are as follows:

Year Ended December 31,
(Dollars in thousands)
2017	$10,104
2018	8,886
2019	7,575
2020	5,643
2021	3,910
Thereafter	4,834

Total rental obligations	$40,952

Rent expense under noncancelable operating leases, net of sublease income, for each of the years ended December 31, 2016, 2015 and 2014 was approximately $10.8 million, $6.5 million and $4.4 million, respectively.

13. Income Taxes

The (provision) benefit for income taxes includes the following components:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Current (provision) benefit for income taxes:
Federal	$(223,605)	$(83,541)	$(28,942)
State	(16,470)	(6,803)	(6,159)

	(240,075)	(90,344)	(35,101)

Deferred (provision) benefit for income taxes:
Federal	(6,128)	(24,395)	(84,704)
State	(22,183)	(14,241)	(14,294)

	(28,311)	(38,636)	(98,998)

(Provision) benefit for income taxes	$(268,386)	$(128,980)	$(134,099)

The components of our net deferred income tax asset are as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Inventory valuation adjustments	$73,353	$98,141
Financial accruals	106,862	129,120
Federal net operating loss carryforwards	92,043	97,507
State net operating loss carryforwards	45,607	60,739
Tax credit carryforwards	2,347	1,246
Goodwill impairment charges	3,396	4,287
Other, net	9,226	6,310

Total deferred tax asset	332,834	397,350
Less: Valuation allowance	(2,456)	(1,156)

Net deferred tax asset	$330,378	$396,194

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each quarter we assess our deferred tax asset to determine whether all or any portion of the asset is more likely than not unrealizable under ASC 740. We are required to establish a valuation allowance for any portion of the asset we conclude is more likely than not to be unrealizable. Our assessment considers, among other things, the nature, frequency and severity of our prior and cumulative losses, forecasts of our future taxable income, the duration of statutory carryforward periods, our utilization experience with operating loss and tax credit carryforwards, and tax planning alternatives.

As of December 31, 2016, we had a $332.8 million deferred tax asset which was partially offset by a deferred tax asset valuation allowance of $2.5 million related to state net operating loss carryforwards that are not more likely than not to be realized. In addition, as of such date, $103.9 million (or approximately $263.0 million and $285.7 million, respectively, of federal and state net operating loss carryforwards on a gross basis) of our deferred tax asset related to net operating loss carryforwards is subject to the Internal Revenue Code Section 382 (“Section 382”) gross annual deduction limitation of $15.6 million for both federal and state purposes. Additionally, $21.7 million, (or approximately $798.1 million of our state deferred tax assets on a gross basis) of our state deferred tax assets related to net operating losses is subject to Section 382 limitations resulting from our October 1, 2015 merger with Ryland. The remaining $12.0 million (or approximately $168.5 million of state net operating loss carryforwards on a gross basis) represents state net operating loss carryforwards that are not limited by Section 382. Our gross federal and state net operating loss carryforwards of approximately $263.0 million and $1.3 billion, respectively, if unused, will begin to expire in 2028 and 2020, respectively. The remaining deferred tax asset balance of $195.1 million represented deductible timing differences, primarily related to inventory impairments and financial accruals, which have no expiration date.

As of December 31, 2015, we had a $397.4 million deferred tax asset which was partially offset by a deferred tax asset valuation allowance of $1.2 million related to state net operating loss carryforwards that are limited by shorter carryforward periods. In addition, as of such date, $112.6 million (or approximately $278.6 million and $263.1 million, respectively, of federal and state net operating loss carryforwards on a gross basis) of our deferred tax asset related to net operating loss carryforwards is subject to the Internal Revenue Code Section 382 (“Section 382”) gross annual deduction limitation of $15.6 million for both federal and state purposes. The remaining $45.6 million represents state net operating loss carryforwards that are not limited by Section 382. Our gross federal and state net operating loss carryforwards of approximately $278.6 million and $1.2 billion, respectively, if unused, will begin to expire in 2028 and 2016, respectively. The remaining deferred tax asset represented deductible timing differences, primarily related to inventory impairments and financial accruals, which have no expiration date.

Our 2016 provision for income taxes was $268.4 million related primarily to our $753.1 million of pretax income. The effective tax rate differs from the federal statutory rate of 35% due to the following items:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Income before taxes	$753,116	$342,489	$349,964

(Provision) benefit for income taxes at federal statutory rate	$(263,591)	$(119,871)	$(122,488)
(Increases) decreases in tax resulting from:
State income taxes, net of federal benefit	(24,649)	(11,680)	(12,961)
Net deferred tax asset valuation (allowance) benefit	(371)	1,405	2,030
(Increases) decreases in liability for unrecognized tax benefits	(466)	(1,611)	(1,605)
Nondeductible expenses and credits	364	(2,164)	—
Domestic production activities deduction	18,324	6,150	1,562
Other, net	2,003	(1,209)	(637)

(Provision) benefit for income taxes	$(268,386)	$(128,980)	$(134,099)

Effective tax rate	35.6%	37.7%	38.3%

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2016, our liability for unrecognized tax benefits was $12.1 million, of which $7.9 million, if recognized, would affect our effective tax rate. Our liabilities for unrecognized tax benefits are included in accrued liabilities on the accompanying consolidated balance sheets. We classify estimated interest expense and penalties related to unrecognized tax benefits in our provision for income taxes. As of December 31, 2016 and 2015, accrued interest and penalties related to unrecognized benefits was $1.4 million and $1.3 million, respectively. During 2016, 2015, and 2014 we accrued interest and penalties of $0.1 million, $1.0 million and $0.3 million, respectively. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding accrued interest, is as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Balance, beginning of the year	$10,631	$2,536	$472
Assumed with Ryland merger	—	6,182	—
Changes based on tax positions related to the current year	2,256	2,060	1,567
Changes for tax position in prior years	—	—	497
Reductions due to lapse of statute of limitations	(761)	(147)	—
Settlements	—	—	—

Balance, end of the year	$12,126	$10,631	$2,536

We do not expect a significant change in the liability for unrecognized tax benefits during the next twelve months. In addition, as of December 31, 2016, we remained subject to examination by various tax jurisdictions for the tax years ended December 31, 2011 through 2016.

14. Stock Incentive and Employee Benefit Plans

a. Stock Incentive Plans

The Company has share-based awards outstanding under three different plans, pursuant to which we have granted stock options, stock appreciation rights, restricted and unrestricted stock, and performance share awards to key officers, employees, and directors. The exercise price of our share-based awards may not be less than the market value of our common stock on the date of grant. Stock options and stock appreciation rights vest based on either time (generally over a one to four year period) or market performance (based on stock price appreciation) and generally expire between five and ten years after the date of grant. The fair value for stock options and stock appreciation rights is established at the date of grant using the Black-Scholes model for awards that vest based on time and a lattice model for awards that vest based on market performance. Restricted stock typically vests over a three year period and are valued at the closing price on the date of grant.

During the years ended December 31, 2015 and 2014, we granted 2.2 million and 1.3 million capped stock appreciation rights, respectively, to our officers and key employees. There were no grants of capped stock appreciation rights during 2016. The 2015 and 2014 capped stock appreciation rights have a grant price equal to the Company’s common stock closing price on the issuance date, with the value per share of the award capped at $20.00 above the grant price.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of stock option and stock appreciation rights activity relating to our three plans on a combined basis for the years ended December 31, 2016, 2015 and 2014:

	2016		2015		2014
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	4,900,617	$33.83	4,418,308	$29.19	3,956,373	$27.70
Granted	—	—	2,167,150	34.32	1,303,054	39.50
Exercised	(408,839)	18.61	(1,287,216)	14.17	(524,185)	18.20
Canceled	(484,611)	41.34	(397,625)	48.61	(316,934)	71.20

Outstanding, end of year	4,007,167	$34.47	4,900,617	$33.83	4,418,308	$29.19

Exercisable at end of year	2,789,384	$33.32	2,554,114	$28.90	1,952,477	$19.90

Available for future grant	8,650,219		9,061,407		10,246,013

At December 31, 2016, 3,853,751 stock options and stock appreciation rights were vested or expected to vest in the future with a weighted average exercise price of $34.19 and a weighted average expected life of 1.93 years. During the years ended December 31, 2016, 2015 and 2014, the total fair value of stock options and stock appreciation rights vested was $3.2 million, $5.0 million and $2.5 million, respectively. The total intrinsic value of stock options and stock appreciation rights exercised during the years ended December 31, 2016, 2015 and 2014 was $5.7 million, $37.5 million and $12.6 million, respectively. The intrinsic value of options exercised is the difference between the fair market value of the Company’s common stock on the date of exercise and the exercise price.

The following table summarizes information about stock options and stock appreciation rights outstanding and exercisable at December 31, 2016:

Outstanding					Exercisable
Exercise Prices		Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Shares	Weighted Average Exercise Price
Low	High
$17.88	$21.45	1,284,466	$19.99	0.97	1,010,466	$19.99
$28.35	$41.16	1,032,006	$38.86	3.16	539,446	$38.86
$41.95	$46.45	1,690,695	$42.79	2.04	1,239,472	$42.79

As of December 31, 2016, the total intrinsic value of stock options and stock appreciation rights outstanding was $18.1 million, of which $14.6 million related to stock options and stock appreciation rights exercisable, and the total intrinsic value of stock options and stock appreciation rights vested and expected to vest in the future was $18.1 million. The intrinsic value of these stock options and stock appreciation rights outstanding, is the difference between the fair market value of the Company’s common stock on the last trading day of fiscal 2016 and the exercise price.

The fair value of each stock appreciation right granted during December 31, 2015 and 2014 was estimated using the following weighted average assumptions:

	2015		2014
Dividend yield	0.00%		0.00%
Expected volatility	40.89%		48.44%
Risk-free interest rate	0.93%		0.95%
Expected life	3.5 yea	rs	3.5 yea	rs

Based on the above assumptions, the weighted average per share fair value of stock appreciation rights granted during the years ended December 31, 2015 and 2014, was $5.30 and $4.95, respectively.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Awards. During the years ended December 31, 2016, 2015 and 2014, we issued shares of restricted common stock to our officers and key employees which vest in three equal installments on each of the first three anniversaries of the issuance date. Compensation expense for these awards is being recognized using the straight-line method over the vesting period.

The following is a summary of unvested restricted stock activity for the years ended December 31, 2016, 2015 and 2014:

	2016		2015		2014
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of year	195,027	$41.08	154,143	$37.55	107,706	$33.60
Granted	329,198	33.16	133,616	41.89	94,590	39.20
Vested	(84,044)	40.96	(82,293)	35.75	(42,310)	31.60
Canceled	(9,363)	37.03	(10,439)	41.26	(5,843)	33.65

Outstanding, end of year	430,818	$35.14	195,027	$41.08	154,143	$37.55

Performance Share Awards. During the years ended December 31, 2016, 2015 and 2014, we granted performance share awards to our officers and key employees for which the number of performance share awards ultimately issued will be based on the Company’s actual earnings per share or revenue growth. The 2016 awards (“2016 PSAs”) include payouts at 1-2 times the target number of shares based on actual revenue growth for the years 2016-2018, subject to a minimum revenue growth threshold. The 2015 awards (“2015 PSAs”) include payouts at 1-3 times the target number of shares based on actual revenue growth for the years 2016-2017, subject to a minimum revenue growth threshold. The 2014 awards (“2014 PSAs”) include payouts at 1-4 times the target number of shares based on actual earnings per share for the year ended December 31, 2016, subject to a minimum earnings per share threshold. We evaluate the probability of achieving the performance targets established under each of the performance share awards quarterly and estimate the number of shares underlying the performance share awards that are probable of being issued. Compensation expense for these awards is being recognized using the straight-line method over the requisite service period, subject to cumulative catch-up adjustments required as a result of changes in the number shares probable of being issued. Additionally, during the years ended December 31, 2016, 2015 and 2014, we granted performance share awards to our officers and key employees for which the number of performance share awards ultimately issued will be based on the Company’s relative total shareholder return (“TSR”) performance over a three-year period from 2016-2018 (“2016 TSR PSAs”), 2015-2017 (“2015 TSR PSAs”) and 2014-2016 (“2014 TSR PSAs”), in comparison to the TSR performance of a comparative peer group selected by our Compensation Committee. The 2016 TSR PSAs include payouts at 1-2 times the target number of shares based on actual TSR performance, the 2015 TSR PSAs include payouts at 1-3 times the target number of shares based on actual TSR performance, and the 2014 TSR PSAs include payouts at 1-4 times the target number of shares based on actual TSR performance, all subject to minimum TSR thresholds. Compensation expense for these awards is being recognized using the straight-line method over the requisite service period.

The following is a summary of performance share award activity for the years ended December 31, 2016, 2015 and 2014:

	2016		2015		2014
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of year	198,759	$47.63	166,031	$36.20	120,448	$29.05
Granted	319,798	30.36	348,756	30.46	45,583	55.05
Vested	(50,429)	41.95	(316,028)	22.68	—	—
Canceled	—	—	—	—	—	—

Outstanding, end of year	468,128	$36.45	198,759	$47.63	166,031	$36.20

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Stock-Based Awards. During the years ended December 31, 2016, 2015 and 2014, we issued 22,710 shares, 13,498 shares and 12,174 shares, respectively, of unrestricted common stock to our independent directors (excluding directors appointed by MatlinPatterson who did not receive any stock awards).

Total compensation expense recognized related to stock-based compensation was as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Stock options and stock appreciation rights	$3,309	$8,709	$3,618
Unrestricted stock grants	780	555	480
Restricted stock grants	4,359	3,261	1,842
Performance share awards	9,346	3,099	2,529

Total	$17,794	$15,624	$8,469

Total unrecognized compensation expense related to stock-based compensation was as follows:

	As of December 31,
	2016		2015		2014
	Unrecognized Expense	Weighted Average Period	Unrecognized Expense	Weighted Average Period	Unrecognized Expense	Weighted Average Period
	(Dollars in thousands)
Unvested stock options and stock appreciation rights	$3,255	1.3 years	$7,216	2.1 years	$6,777	2.1 years
Unvested restricted stock grants	11,146	2.2 years	5,850	2.1 years	4,090	2.1 years
Unvested performance share awards	13,409	2.0 years	5,117	2.0 years	3,267	1.7 years

Total unrecognized compensation expense	$27,810	2.0 years	$18,183	2.0 years	$14,134	2.0 years

b. Employee Benefit Plan

We have a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $7,000 per employee per year. The Company provides this plan to help its employees save a portion of their cash compensation for retirement in a tax efficient environment. Our contributions to the plan for the years ended December 31, 2016, 2015 and 2014, were $10.2 million, $4.7 million and $3.6 million, respectively.

15. Stockholder Rights Plan

On October 30, 2014, we entered into Amendment No. 1 to Amended and Restated Rights Agreement (“Amendment No. 1”) with Computershare Inc. (as successor in interest to Mellon Investor Services LLC), as Rights Agent, which amended our Amended and Restated Rights Agreement, dated as of December 20, 2011, (the “Rights Agreement”). The Rights Agreement and the rights issued thereunder were scheduled to expire on December 31, 2016. Amendment No. 1 extended the expiration date of each right issued pursuant to the Rights Agreement to December 31, 2017, revised the definition of beneficial ownership to capture ownership through derivative contracts and contained certain other clarifying and technical amendments. The Rights Agreement amended and restated in its entirety the Company’s rights agreement, which had been effective since December 31, 2001 (as in effect prior to December 20, 2011, the “Original Rights Agreement”). Under the Original Rights Agreement, one preferred stock purchase right was granted for each share of outstanding common stock of CalAtlantic payable to holders of record on December 31, 2001, and all subsequently issued shares of our common stock. Each right entitles the holder, in certain situations where a person acquires beneficial ownership of 15% or more of our common stock, as described in the Rights Agreement, and upon paying the exercise price (currently $100.00), to purchase common stock or other securities having a market value equal to two times the exercise price. Also, after any such acquisition of 15% of our common stock, if we merge with another corporation, or if 50% or more of our assets are sold, the rights holders may be entitled, upon payment of the exercise price, to buy common shares of the acquiring party at a 50% discount from the then-current market value. In either situation, the rights are not exercisable by the acquiring party. Until the occurrence of certain events described in the Rights Agreement, the rights may be terminated at any time or redeemed at the rate of $0.005 per right and the Rights Agreement amended by CalAtlantic’s Board of Directors including, if it believes a

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

proposed acquisition to be in the best interests of our stockholders. As provided in the Original Rights Agreement, under the Rights Agreement, MP CA Homes, LLC and its affiliates generally will not be deemed an acquiring party under the Rights Agreement. The rights will expire on December 31, 2017, unless earlier terminated, redeemed or exchanged. Initially the rights trade with our common stock and are not exercisable, however, if the rights are separated from the common shares, the rights expire three years from the date of such separation.

16. Results of Quarterly Operations (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)
	(Dollars in thousands, except per share amounts)
2016:
Revenues	$1,203,235	$1,598,901	$1,692,391	$1,982,208	$6,476,735
Homebuilding gross margin	$247,188	$341,357	$374,692	$427,393	$1,390,630
Net income	$72,661	$112,760	$132,348	$166,961	$484,730
Basic income per common share	$0.60	$0.95	$1.12	$1.44	$4.09
Diluted income per common share	$0.52	$0.83	$0.97	$1.25	$3.60
2015:
Revenues	$475,671	$707,044	$659,200	$1,698,198	$3,540,113
Homebuilding gross margin	$114,105	$171,941	$159,756	$330,669	$776,471
Net income	$31,605	$57,198	$47,177	$77,529	$213,509
Basic income per common share	$0.45	$0.80	$0.65	$0.64	$2.51
Diluted income per common share	$0.40	$0.70	$0.59	$0.56	$2.26

(1)	Per share amounts do not add across due to rounding differences in quarterly amounts and due to the impact of differences between the quarterly and annual weighted average share calculations.

17. Supplemental Disclosure to Consolidated Statements of Cash Flows

The following are supplemental disclosures to the consolidated statements of cash flows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$220,198	$180,536	$141,527
Income taxes	$226,959	$81,949	$7,297

Supplemental Disclosure of Noncash Activities:
Increase in assets in connection with merger	$—	$2,798,739	$—
Liabilities assumed in connection with business combinations	$—	$2,028,332	$3,659
Increase in secured project debt related to seller financed inventory purchases	$25,124	$—	$—
Changes in inventories not owned	$18,550	$34,589	$14,074
Changes in liabilities from inventories not owned	$18,550	$17,099	$14,074

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Supplemental Guarantor Information

Certain of our 100% owned direct and indirect subsidiaries guarantee our outstanding senior notes payable (please see Note 8.b. “Senior Notes Payable”). Presented below are the consolidated financial statements for our guarantor subsidiaries and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2016
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$2,674,122	$2,629,329	$1,084,589	$—	$6,388,040
Cost of sales	(2,131,342)	(2,099,621)	(766,447)	—	(4,997,410)

Gross margin	542,780	529,708	318,142	—	1,390,630

Selling, general and administrative expenses	(278,972)	(310,492)	(74,995)	—	(664,459)
Income (loss) from unconsolidated joint ventures	355	594	3,108	—	4,057
Equity income of subsidiaries	330,815	—	—	(330,815)	—
Interest income (expense), net	4,708	(3,578)	(1,130)	—	—
Other income (expense)	(15,238)	(2,064)	576	—	(16,726)

Homebuilding pretax income	584,448	214,168	245,701	(330,815)	713,502

Financial Services:
Financial services pretax income	—	—	39,614	—	39,614

Income before taxes	584,448	214,168	285,315	(330,815)	753,116
Provision for income taxes	(99,718)	(92,267)	(76,401)	—	(268,386)

Net income	$484,730	$121,901	$208,914	$(330,815)	$484,730

	Year Ended December 31, 2015
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$1,234,750	$1,500,676	$787,707	$(26,722)	$3,496,411
Cost of sales	(989,834)	(1,194,605)	(562,223)	26,722	(2,719,940)

Gross margin	244,916	306,071	225,484	—	776,471

Selling, general and administrative expenses	(145,458)	(185,779)	(59,473)	—	(390,710)
Income (loss) from unconsolidated joint ventures	540	269	1,157	—	1,966
Equity income of subsidiaries	201,261	—	—	(201,261)	—
Interest income (expense), net	12,388	(9,374)	(3,014)	—	—
Other income (expense)	(57,629)	(2,678)	(1,870)	—	(62,177)

Homebuilding pretax income	256,018	108,509	162,284	(201,261)	325,550

Financial Services:
Financial services pretax income	—	—	16,939	—	16,939

Income before taxes	256,018	108,509	179,223	(201,261)	342,489
Provision for income taxes	(42,509)	(49,512)	(36,959)	—	(128,980)

Net income	$213,509	$58,997	$142,264	$(201,261)	$213,509

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2014
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$813,423	$1,025,404	$572,351	$—	$2,411,178
Cost of sales	(599,911)	(779,578)	(413,306)	—	(1,792,795)

Gross margin	213,512	245,826	159,045	—	618,383

Selling, general and administrative expenses	(101,020)	(131,068)	(43,773)	—	(275,861)
Income (loss) from unconsolidated joint ventures	(71)	88	(685)	—	(668)
Equity income of subsidiaries	155,943	—	—	(155,943)	—
Interest income (expense), net	13,718	(11,497)	(2,221)	—	—
Other income (expense)	(3,954)	(469)	2,690	—	(1,733)

Homebuilding pretax income	278,128	102,880	115,056	(155,943)	340,121

Financial Services:
Financial services pretax income	—	—	9,843	—	9,843

Income before taxes	278,128	102,880	124,899	(155,943)	349,964
Provision for income taxes	(62,263)	(40,469)	(31,367)	—	(134,099)

Net income	$215,865	$62,411	$93,532	$(155,943)	$215,865

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2016
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$105,261	$38,211	$47,614	$—	$191,086
Restricted cash	—	—	28,321	—	28,321
Intercompany receivables	2,045,773	—	334,926	(2,380,699)	—
Inventories:
Owned	2,825,234	2,277,840	1,335,718	—	6,438,792
Not owned	30,953	32,596	2,718	—	66,267
Investments in unconsolidated joint ventures	4,469	4,923	117,735	—	127,127
Investments in subsidiaries	1,954,418	—	—	(1,954,418)	—
Deferred income taxes, net	337,021	—	—	(6,643)	330,378
Goodwill	970,185	—	—	—	970,185
Other assets	165,214	36,725	2,550	—	204,489

Total Homebuilding Assets	8,438,528	2,390,295	1,869,582	(4,341,760)	8,356,645

Financial Services:
Cash and equivalents	—	—	17,041	—	17,041
Restricted cash	—	—	21,710	—	21,710
Mortgage loans held for sale, net	—	—	262,058	—	262,058
Mortgage loans held for investment, net	—	—	24,924	—	24,924
Other assets	—	—	28,467	(1,801)	26,666

Total Financial Services Assets	—	—	354,200	(1,801)	352,399

Total Assets	$8,438,528	$2,390,295	$2,223,782	$(4,343,561)	$8,709,044

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$92,611	$78,729	$40,440	$—	$211,780
Accrued liabilities and intercompany payables	387,098	1,302,228	964,796	(2,054,217)	599,905
Secured project debt and other notes payable	359,025	—	3,480	(334,926)	27,579
Senior notes payable	3,392,208	—	—	—	3,392,208

Total Homebuilding Liabilities	4,230,942	1,380,957	1,008,716	(2,389,143)	4,231,472

Financial Services:
Accounts payable and other liabilities	—	—	22,559	—	22,559
Mortgage credit facilities	—	—	247,427	—	247,427

Total Financial Services Liabilities	—	—	269,986	—	269,986

Total Liabilities	4,230,942	1,380,957	1,278,702	(2,389,143)	4,501,458

Equity:
Total Equity	4,207,586	1,009,338	945,080	(1,954,418)	4,207,586

Total Liabilities and Equity	$8,438,528	$2,390,295	$2,223,782	$(4,343,561)	$8,709,044

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2015
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$6,387	$112,852	$31,837	$—	$151,076
Restricted cash	—	—	35,990	—	35,990
Intercompany receivables	2,380,899	—	152,505	(2,533,404)	—
Inventories:
Owned	2,524,927	2,304,305	1,240,727	—	6,069,959
Not owned	32,393	38,925	11,928	—	83,246
Investments in unconsolidated joint ventures	5,353	4,330	123,080	—	132,763
Investments in subsidiaries	1,644,453	—	—	(1,644,453)	—
Deferred income taxes, net	405,945	—	—	(9,751)	396,194
Goodwill	933,360	—	—	—	933,360
Other assets	151,475	48,027	3,163	—	202,665

Total Homebuilding Assets	8,085,192	2,508,439	1,599,230	(4,187,608)	8,005,253

Financial Services:
Cash and equivalents	—	—	35,518	—	35,518
Restricted cash	—	—	22,914	—	22,914
Mortgage loans held for sale, net	—	—	325,770	—	325,770
Mortgage loans held for investment, net	—	—	22,704	—	22,704
Other assets	—	—	18,886	(1,643)	17,243

Total Financial Services Assets	—	—	425,792	(1,643)	424,149

Total Assets	$8,085,192	$2,508,439	$2,025,022	$(4,189,251)	$8,429,402

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$91,873	$82,906	$16,902	$—	$191,681
Accrued liabilities and intercompany payables	499,700	1,538,096	903,761	(2,378,867)	562,690
Secured project debt and other notes payable	170,167	—	4,061	(148,545)	25,683
Senior notes payable	3,462,016	—	—	—	3,462,016

Total Homebuilding Liabilities	4,223,756	1,621,002	924,724	(2,527,412)	4,242,070

Financial Services:
Accounts payable and other liabilities	—	—	39,860	(17,386)	22,474
Mortgage credit facilities	—	—	303,422	—	303,422

Total Financial Services Liabilities	—	—	343,282	(17,386)	325,896

Total Liabilities	4,223,756	1,621,002	1,268,006	(2,544,798)	4,567,966

Equity:
Total Equity	3,861,436	887,437	757,016	(1,644,453)	3,861,436

Total Liabilities and Equity	$8,085,192	$2,508,439	$2,025,022	$(4,189,251)	$8,429,402

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2016
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$35,434	$120,540	$166,340	$—	$322,314

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	(276)	(227)	(28,615)	—	(29,118)
Distributions of capital from unconsolidated homebuilding joint ventures	1,104	336	38,295	—	39,735
Loan to parent and subsidiaries	—	—	(187,300)	187,300	—
Other investing activities	(616)	(3,496)	(3,576)	—	(7,688)

Net cash provided by (used in) investing activities	212	(3,387)	(181,196)	187,300	2,929

Cash Flows From Financing Activities:
Change in restricted cash	—	—	8,873	—	8,873
Borrowing from revolving credit facility	1,433,200	—	—	—	1,433,200
Principal payments on revolving credit facility	(1,433,200)	—	—	—	(1,433,200)
Principal payments on secured project debt and other notes payable	(22,647)	—	(581)	—	(23,228)
Loan from subsidiary	187,300	—	—	(187,300)	—
Principal payments on senior notes payable	(280,000)	—	—	—	(280,000)
Proceeds from the issuance of senior notes payable	300,000	—	—	—	300,000
Payment of debt issuance costs	(2,669)	—	—	—	(2,669)
Net proceeds from (payments on) mortgage credit facilities	—	—	(55,995)	—	(55,995)
(Contributions to) distributions from Corporate and subsidiaries	20,850	—	(20,850)	—	—
Repurchases of common stock	(232,520)	—	—	—	(232,520)
Common stock dividend payments	(18,841)	—	—	—	(18,841)
Issuance of common stock under employee stock plans, net of withholdings	1,330	—	—	—	1,330
Excess tax benefit (provision) from share-based payment arrangements	(460)	—	—	—	(460)
Other financing activities	—	(200)	—	—	(200)
Intercompany advances, net	110,885	(191,594)	80,709	—	—

Net cash provided by (used in) financing activities	63,228	(191,794)	12,156	(187,300)	(303,710)

Net increase (decrease) in cash and equivalents	98,874	(74,641)	(2,700)	—	21,533
Cash and equivalents at beginning of year	6,387	112,852	67,355	—	186,594

Cash and equivalents at end of year	$105,261	$38,211	$64,655	$—	$208,127

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2015
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$(17,201)	$(107,470)	$(146,690)	$—	$(271,361)

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	—	—	(91,453)	—	(91,453)
Distributions of capital from unconsolidated homebuilding joint ventures	641	75	18,866	—	19,582
Cash acquired in connection with merger	20,345	238,034	10,138	—	268,517
Loan to parent and subsidiaries	—	—	34,000	(34,000)	—
Other investing activities	9	(4,310)	(7,671)	—	(11,972)

Net cash provided by (used in) investing activities	20,995	233,799	(36,120)	(34,000)	184,674

Cash Flows From Financing Activities:
Change in restricted cash	—	—	652	—	652
Borrowing from revolving credit facility	852,700	—	—	—	852,700
Principal payments on revolving credit facility	(852,700)	—	—	—	(852,700)
Principal payments on secured project debt and other notes payable	(1,893)	—	(639)	—	(2,532)
Loan from subsidiary	46,000	—	—	(46,000)	—
Principal payments on senior notes payable	(29,789)	—	—	—	(29,789)
	(1,016)	—	—	—	(1,016)
Net proceeds from (payments on) mortgage credit facilities	—	—	30,469	80,000	110,469
(Contributions to) distributions from Corporate and subsidiaries	13,873	(31,719)	17,846	—	—
Repurchases of common stock	(22,073)	—	—	—	(22,073)
Common stock dividend payments	(4,851)	—	—	—	(4,851)
Issuance of common stock under employee stock plans, net of withholdings	1,000	—	—	—	1,000
Excess tax benefit (provision) from share-based payment arrangements	9,250	—	—	—	9,250
Other financing activities	—	(95)	(127)	—	(222)
Intercompany advances, net	(141,212)	17,276	123,936	—	—

Net cash provided by (used in) financing activities	(130,711)	(14,538)	172,137	34,000	60,888

Net increase (decrease) in cash and equivalents	(126,917)	111,791	(10,673)	—	(25,799)
Cash and equivalents at beginning of year	133,304	1,061	78,028	—	212,393

Cash and equivalents at end of year	$6,387	$112,852	$67,355	$—	$186,594

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2014
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$(56,158)	$(118,941)	$(187,298)	$—	$(362,397)

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	—	—	(10,506)	—	(10,506)
Distributions of capital from unconsolidated homebuilding joint ventures	227	228	17,555	—	18,010
Net cash paid for acquisitions	—	(36,047)	2,277	—	(33,770)
Loan to parent and subsidiaries	—	—	(180,000)	180,000	—
Other investing activities	(1,571)	(1,351)	(1,832)	—	(4,754)

Net cash provided by (used in) investing activities	(1,344)	(37,170)	(172,506)	180,000	(31,020)

Cash Flows From Financing Activities:
Change in restricted cash	—	—	(16,762)	—	(16,762)
Principal payments on secured project debt and other notes payable	—	—	(1,458)	—	(1,458)
Loan from subsidiary	100,000	—	—	(100,000)	—
Principal payments on senior notes payable	(4,971)	—	—	—	(4,971)
Proceeds from the issuance of senior notes payable	300,000	—	—	—	300,000
Payment of debt issuance costs	(6,230)	—	—	—	(6,230)
Net proceeds from (payments on) mortgage credit facilities	—	—	68,546	(80,000)	(11,454)
(Contributions to) distributions from Corporate and subsidiaries	8,350	—	(8,350)	—	—
Repurchases of common stock	(36,781)	—	—	—	(36,781)
Issuance of common stock under employee stock plans, net of withholdings	6,771	—	—	—	6,771
Excess tax benefit (provision) from share-based payment arrangements	13,404	—	—	—	13,404
Intercompany advances, net	(365,026)	156,678	208,348	—	—

Net cash provided by (used in) financing activities	15,517	156,678	250,324	(180,000)	242,519

Net increase (decrease) in cash and equivalents	(41,985)	567	(109,480)	—	(150,898)
Cash and equivalents at beginning of year	175,289	494	187,508	—	363,291

Cash and equivalents at end of year	$133,304	$1,061	$78,028	$—	$212,393